RALPH E. DAVIS
ASSOCIATES, INC.
TEXAS ENGINEERING CERTIFICATE #F-1529

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

November 5, 2010

Radiant Oil & Gas, Inc.
9700 Richmond Avenue, Suite 124
Houston, Texas 77042

Attn: Board of Directors

To Whom It May Concern:

The undersigned hereby consents to the use of the name Ralph E. Davis Associates, Inc. and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas, Inc. for the year ended December 31, 2009 in Radiant Oil & Gas, Inc.'s Current Report on Form 8-K, dated August 16, 2010, as amended on Form 8-K/A, dated September 24, 2010, and further amended on Form 8-K/A dated November 5, 2010.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

Allen L. Kelley
Vice President